Exhibit 10.2

Car Rental Referral Agreement

THE PARTIES TO THIS AGREEMENT ARE:

The Agent:     Many Domingo

                       D&B AUTO repair

                       213 Franklin street, Paterson NJ 07524

The Company:   AAA Best Auto Rental Inc

                           351 E 16th street, Paterson NJ 07524

                           Tel 973-851-6863

Whereas the Agent may from time to time refer potential customers to the Company for a referral fee.

The Parties agree to the following:

1.    The referral fee shall be calculated as  ten per cent (10%) of the net value of car rental  sold by the Company as a direct result of a referral. Net value shall exclude value added tax, postage and packaging, insurance, refunds and payments not honored by a financial institution. Subsequent sales of goods or services to the referred customer shall not be subject to a referral fee except where such subsequent purchase is the direct result of a repeat referral.

2.    Upon reconciliation of referral fees due, the Agent shall issue an invoice to the Company and payment shall be effected within thirty (30) days of submission of said invoice.

3.    Placement of advertisements and referral methods for the Company are at the sole discretion of the Agent. However, in order to solicit sales, the Agents shall not make promises or issue any warranty either expressed or implied pertaining to the goods or services offered by the Company unless authorized in writing by the Company to do so.

4.    The Agent may make use of the Company's trademarks for the sole purpose of promoting the Company's goods or services. Any such use shall be in accordance with the Company's trademark policies. It is expressly understood that this referral agreement does not grant the Agent any interest in the Company's trademarks or any other intellectual property rights.

5.    The relationship between the parties shall at all times be that of independent contractors. No employment, partnership or joint venture relationship is formed by this referral agreement and at no time may the Agent position itself as affiliated to the Company, except as an independent referrer. In view of this independent relationship the Agent shall not enter into any agreements on behalf of the Company, shall make no warranty either expressed or implied on behalf of the Company and shall not incur any expenses on behalf of the Company.

6. This referral agreement does not grant exclusive rights to the Agent to act as referrer on behalf of the Company and the Agent shall have no rights under any other agreements entered into by the Company with other Agents.

7.    The Agent agrees not to disclose any confidential information pertaining to the Company's goods or services nor that of prospective or existing customers to any third party. The Agent may do follow-up enquiries with its referred customers to confirm their purchase and to gather feedback about their experience with the Company's goods or services as supplied.

8.    Either party may terminate this referral agreement at any time by giving the other party ten (10) days prior written notice. Upon termination by either party all outstanding referral fees due to the Agent at that time shall be settled in full within thirty (30) days.

9.    Each party shall indemnify, defend and hold the other party (and any other relation to the other party) harmless against any and all claims of whatsoever nature arising from misrepresentation, default, misconduct, failure to perform or any other act related to this agreement.

10.    This agreement constitutes the whole agreement between the parties and any alteration must be in writing and signed by both parties.

Signed on September  23 , 2010.

 /S/Many Domingo

Many Domingo /D&B Auto repair
Agent

/S/ Suresh Gupta

Suresh Gupta / AAA Best Car Rental Inc
Company

Both signatories duly warrant their authority to sign this agreement.